UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	91-2079472
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3609 S. Wadsworth Blvd., Suite 250, Lakewood, Colorado 80235
(Address of principal executive offices) (Zip Code)

Common stock, par value $0.001 per share	The Nasdaq Stock Market LLC
Title of each class to be so registered	Name of each exchange on which each class is to be registered

 If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

 EXPLANATORY NOTE

Command Center, Inc., a Washington corporation (the “Registrant”), is filing this Form 8-A in connection with the listing of its common stock, par value $0.001 per share, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the Nasdaq Capital Market. The Common Stock has been approved for listing on the Nasdaq Capital Market under the symbol “CCNI.”

ITEM 1.    DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Our Articles of Incorporation, as amended, authorize us to issue 8,333,333 shares of common stock, par value $0.001 per share. All of our shares of common stock have equal voting rights and powers without restrictions in preference.

VOTING RIGHTS. Each share of our common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the voting power can elect all of our directors.

DIVIDEND POLICY. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our Board of Directors out of the funds legally available therefore. Any such dividends may be paid in cash, property or additional shares of common stock. We presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. We may never pay dividends on our common stock.

MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of our common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the company, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of the equity of the company after satisfaction of all liabilities.

ITEM 2.    EXHIBITS.

Exhibit No.	Description

3.1	Articles of Incorporation filed on October 11, 2000 (included as exhibit 3.1 to the Form SB-2 filed on May 7, 2001, and incorporated herein by reference).

3.2	Articles of Amendment to the Articles of Incorporation filed on November 14, 2005 (included as exhibit 3.1 to the Form 8-K filed on November 16, 2005, and incorporated herein by reference).

3.3	Articles of Amendment to the Articles of Incorporation filed on March 30, 2006 (filed herewith).

3.4	Articles of Amendment to the Articles of Incorporation filed on April 25, 2006 (included as exhibit 3.3 to the Form 10-KSB filed on April 2, 2007, and incorporated herein by reference).

3.5	Articles of Amendment to the Articles of Incorporation filed on November 28, 2017 (included as exhibit 3.1 to the Form 8-K filed on December 7, 2017, and incorporated herein by reference).

3.6	Amended and Restated By-laws (included as exhibit 3.2 to the Form 8-K filed September 8, 2017, and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMAND CENTER, INC.

Date: May 31, 2018	By:	/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr. Chief Executive Officer, President and Director (Principal Executive Officer)

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